               Exhibit 16.2

Thomas Leger & Co., L.L.P., Certified Public Accountants

April 18, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: MED-X SYSTEMS, INC.  -  Commission File Number 000-33107

This is to confirm that the client-auditor relationship between Med-X Systems, Inc. (Commission File Number 000-33107) and Thomas Leger & Co., L.L.P. ceased prior to January 7, 2008.  We have no basis on which to agree or disagree as to the August 30, 2007 date as to Termination.  We have no basis on which to agree or disagree as to events related to August 30, 2007.  We agree we issued reports for 2006 and 2005 with a going concern qualification and there were no other qualifications within 2006 and 2005.  We agree no reports on the Registrants financial statements for the Registrant’s 2006 and 2005 contained an adverse opinion or disclaimer of opinion.

We have no basis to agree or disagree as to reportable events set forth in Regulation S-K Item 304(a)(1)(v) (A)-(D) subsequent to August 14, 2007.

Thomas Leger & Co., L.L.P. did not review Form 10-QSB filed with the Commission November 14, 2007.  Thomas Leger & Co., L.L.P. did not learn of the November 14, 2007 filing until January 7, 2008.  Thomas Leger & Co., L.L.P. also did not review Form 8-K filed with the Commission on August 30, 2007.

We have no basis on which to agree or disagree with any other statements made in the Form 8-K/A and, accordingly, make no comment on such statements.

Regards,

/S/ Thomas Leger & Co., L.L.P.